Exhibit 99.1

Mesa Royalty Trust Announces Trust Income for November 2011

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS

RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS November 18, 2011 — Mesa Royalty Trust (NYSE symbol-MTR) announced the Trust income distribution for the month of November 2011. Unitholders of record on November 30, 2011 will receive distributions amounting to $0.274074063 per unit payable on January 31, 2012. The Trust received $304,728 and $35,399 from the New Mexico and Colorado portions of the San Juan Basin Properties. Royalty income from the Hugoton Properties totaled $255,072.

Effective January 1, 2011, the Trustee is also establishing a cash reserve for contingent liabilities and expenses in accordance with the Mesa Royalty Trust Indenture.  The cash reserve will be established through the withholding of cash received during 2011 of approximately $83,333 per monthly distribution amount, or up to $250,000 per quarter, until the cash reserve is $1.0 million.

This press release contains forward-looking statements.  Although the working interest owners have advised the Trustee that the working interest owners believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2010 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:                           Mesa Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mike Ulrich

1(800) 852-1422

www.businesswire.com/cnn/mtr.htm

919 Congress Avenue, Austin, TX 78701